Exhibit 99.1

For Immediate Release
For more information, contact:
James J. Burke
Standard Motor Products, Inc.
(718) 392-0200

Standard Motor Products, Inc. Announces

Second Quarter 2017 Results and a Quarterly Dividend

New York, NY, July 31, 2017......Standard Motor Products, Inc. (NYSE: SMP), an automotive replacement parts manufacturer and distributor, reported today its consolidated financial results for the three months and six months ending June 30, 2017.

Consolidated net sales for the second quarter of 2017 were $312.7 million, compared to consolidated net sales of $289 million during the comparable quarter in 2016. Earnings from continuing operations for the second quarter of 2017 were $18.3 million or 78 cents per diluted share, compared to $19.9 million or 86 cents per diluted share in the second quarter of 2016. Excluding non-operational gains and losses identified on the attached reconciliation of GAAP and non-GAAP measures, earnings from continuing operations for the second quarter of 2017 were $18.8 million or 81 cents per diluted share, compared to $20.2 million or 88 cents per diluted share in the second quarter of 2016.

37-18 Northern Blvd., Long Island City, NY  11101
(718) 392-0200
www.smpcorp.com

Consolidated net sales for the six month period ended June 30, 2017, were $595.1 million, compared to consolidated net sales of $527.9 million during the comparable period in 2016.  Earnings from continuing operations for the six month period ended June 30, 2017, were $34.6 million or $1.48 per diluted share, compared to $32.5 million or $1.41 per diluted share in the comparable period of 2016.  Excluding non-operational gains and losses identified on the attached reconciliation of GAAP and non-GAAP measures, earnings from continuing operations for the six months ended June 30, 2017, and 2016 were $36 million or $1.54 per diluted share and $32.8 million or $1.43 per diluted share, respectively.

Mr. Eric P. Sills, Standard Motor Products’ Chief Executive Officer and President stated, “A key factor in the second quarter was the step back in Engine Management gross margin, from 32.1% in 2016 to 29.4% this year. This led to a decline in earnings in the second quarter, though we remain ahead of 2016 in both sales and earnings year-to-date. This gross margin decline is primarily the result of the previously announced plant moves. These are proceeding according to plan, and we are pleased with the progress.

“As we move ahead with the integration of the General Cable North American ignition wire acquisition, we have begun transferring all production from the acquired plant in Nogales, Mexico, to our facility in Reynosa, Mexico. In addition, starting last year, we transferred the balance of our ignition coil production to Bialystok, Poland, and diesel fuel injectors and pumps to Greenville, South Carolina, both of which are still in the process of achieving full benefits. Finally, we have begun the move of our electronics plant in Orlando, Florida, to our plant in Independence, Kansas.

“We plan to complete all of these moves, in stages, over the next 9-12 months. They will result in the closing of three facilities—Nogales, Mexico; Grapevine, Texas; and Orlando, Florida.

“In the short run, we are incurring additional costs, including ramp-up inefficiencies, duplication of overhead, and the expenses resulting from hiring and training hundreds of new employees. This is the primary cause of the decline in gross margin.

“As we work our way through this period, we anticipate a gradual return to our historical Engine Management gross margin of 31-32%, plus an additional $7-10 million in company-wide operational savings, including SG&A.

“In all other areas, we are pleased with our results. Sales continue to outpace 2016, up 8.2% for the quarter and 12.7% for the half. Excluding the sales from the incremental General Cable ignition wire business, acquired in May 2016, the quarter and half of 2017 are up over the previous year by 3.0% and 5.5% respectively.

“By segment, Engine Management sales increased 12.3% for the quarter and 14.5% year-to-date. Excluding the incremental General Cable business, the quarter and half of 2017 increased 4.8% and 4.4%, respectively. This was partly due to pipeline orders from certain customers, who continue to expand the breadth and depth of their inventories, as well as the growth of some of our newest product categories.

“Our Temperature Control division continues to post strong results. Sales are up 9.3% year-to-date, though second quarter sales were essentially flat. This was due to timing of pre-season orders, which hit heavier in the first quarter of 2017 than in the previous year, and therefore the year-to-date numbers are more meaningful. Temperature Control’s second quarter gross margin of 26.4% is up almost 300 basis points compared with 2016, as we are seeing the benefits of our recent cost reduction initiatives.

“To conclude, while we are temporarily feeling the impact of costs associated with our strategic restructuring initiatives, we are confident of the benefits, and we are excited about our future. We are very proud of all of our people, and we thank them for their efforts and dedication as we work through these moves.”

The Board of Directors has approved payment of a quarterly dividend of nineteen cents per share on the common stock outstanding. The dividend will be paid on September 1, 2017 to stockholders of record on August 15, 2017.

Standard Motor Products, Inc. will hold a conference call at 11:00 AM, Eastern Time, on Monday, July 31, 2017.  The dial-in number is 800-791-4813 (domestic) or 785-424-1102 (international). The playback number is 800-283-8520 (domestic) or 402-220-0870 (international). The conference ID # is STANDARD.

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Standard Motor Products cautions investors that any forward-looking statements made by the company, including those that may be made in this press release, are based on management’s expectations at the time they are made, but they are subject to risks and uncertainties that may cause actual results, events or performance to differ materially from those contemplated by such forward looking statements. Among the factors that could cause actual results, events or performance to differ materially from those risks and uncertainties discussed in this press release are those detailed from time-to-time in prior press releases and in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K and quarterly reports on Form 10-Q.  By making these forward-looking statements, Standard Motor Products undertakes no obligation or intention to update these statements after the date of this release.

STANDARD MOTOR PRODUCTS, INC.
Consolidated Statements of Operations

(In thousands, except per share amounts)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
NET SALES	$312,729	$288,977	$595,107	$527,888

COST OF SALES	222,063	201,901	420,331	367,816

GROSS PROFIT	90,666	87,076	174,776	160,072

SELLING, GENERAL & ADMINISTRATIVE EXPENSES	60,076	54,758	117,436	107,756
RESTRUCTURING AND INTEGRATION EXPENSES	1,235	771	2,782	1,012
OTHER INCOME , NET	314	297	630	559

OPERATING INCOME	29,669	31,844	55,188	51,863

OTHER NON-OPERATING INCOME, NET	740	265	1,563	598

INTEREST EXPENSE	722	394	1,190	705

EARNINGS FROM CONTINUING OPERATIONS BEFORE TAXES	29,687	31,715	55,561	51,756

PROVISION FOR INCOME TAXES	11,426	11,853	20,933	19,238

EARNINGS FROM CONTINUING OPERATIONS	18,261	19,862	34,628	32,518

LOSS FROM DISCONTINUED OPERATION, NET OF INCOME TAXES	(497)	(618)	(1,130)	(1,070)

NET EARNINGS	$17,764	$19,244	$33,498	$31,448

NET EARNINGS PER COMMON SHARE:

BASIC EARNINGS FROM CONTINUING OPERATIONS	$0.80	$0.87	$1.52	$1.43
DISCONTINUED OPERATION	(0.02)	(0.02)	(0.05)	(0.04)
NET EARNINGS PER COMMON SHARE - BASIC	$0.78	$0.85	$1.47	$1.39

DILUTED EARNINGS FROM CONTINUING OPERATIONS	$0.78	$0.86	$1.48	$1.41
DISCONTINUED OPERATION	(0.02)	(0.02)	(0.04)	(0.04)
NET EARNINGS PER COMMON SHARE - DILUTED	$0.76	$0.84	$1.44	$1.37

WEIGHTED AVERAGE NUMBER OF COMMON SHARES	22,820,079	22,705,310	22,833,263	22,673,811
WEIGHTED AVERAGE NUMBER OF COMMON AND DILUTIVE SHARES	23,329,082	23,018,730	23,332,480	22,988,502

STANDARD MOTOR PRODUCTS, INC.
Segment Revenues and Operating Income

(In thousands)

	THREE MONTHS ENDED JUNE 30,				SIX MONTHS ENDED JUNE 30,
	2017		2016		2017		2016
	(unaudited)				(unaudited)
Revenues
Engine Management	$223,349		$198,848		$434,663		$379,529
Temperature Control	87,391		87,503		157,681		144,269
All Other	1,989		2,626		2,763		4,090
	$312,729		$288,977		$595,107		$527,888

Gross Margin
Engine Management	$65,599	29.4%	$63,831	32.1%	$129,723	29.8%	$121,107	31.9%
Temperature Control	23,111	26.4%	20,584	23.5%	40,818	25.9%	34,674	24.0%
All Other	1,956		2,661		4,235		4,291
	$90,666	29.0%	$87,076	30.1%	$174,776	29.4%	$160,072	30.3%

Selling, General & Administrative
Engine Management	$38,180	17.1%	$33,192	16.7%	$74,208	17.1%	$66,249	17.5%
Temperature Control	14,544	16.6%	14,257	16.3%	27,550	17.5%	25,951	18.0%
All Other	7,352		7,309		15,678		15,556
	$60,076	19.2%	$54,758	18.9%	$117,436	19.7%	$107,756	20.4%

Operating Income
Engine Management	$27,419	12.3%	$30,639	15.4%	$55,515	12.8%	$54,858	14.5%
Temperature Control	8,567	9.8%	6,327	7.2%	13,268	8.4%	8,723	6.0%
All Other	(5,396)		(4,648)		(11,443)		(11,265)
	30,590	9.8%	32,318	11.2%	57,340	9.6%	52,316	9.9%
Restructuring & Integration	(1,235)	-0.4%	(771)	-0.3%	(2,782)	-0.5%	(1,012)	-0.2%
Other Income, Net	314	0.1%	297	0.1%	630	0.1%	559	0.1%
	$29,669	9.5%	$31,844	11.0%	$55,188	9.3%	$51,863	9.8%

STANDARD MOTOR PRODUCTS, INC.
Reconciliation of GAAP and Non-GAAP Measures

(In thousands, except per share amounts)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
EARNINGS FROM CONTINUING OPERATIONS

GAAP EARNINGS FROM CONTINUING OPERATIONS	$18,261	$19,862	$34,628	$32,518

RESTRUCTURING AND INTEGRATION EXPENSES	1,235	771	2,782	1,012
GAIN FROM SALE OF BUILDINGS	(262)	(262)	(524)	(524)
INCOME TAX EFFECT RELATED TO RECONCILING ITEMS	(389)	(205)	(903)	(196)

NON-GAAP EARNINGS FROM CONTINUING OPERATIONS	$18,845	$20,166	$35,983	$32,810

DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS

GAAP DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS	$0.78	$0.86	$1.48	$1.41

RESTRUCTURING AND INTEGRATION EXPENSES	0.05	0.03	0.12	0.04
GAIN FROM SALE OF BUILDINGS	(0.01)	(0.01)	(0.02)	(0.02)
INCOME TAX EFFECT RELATED TO RECONCILING ITEMS	(0.01)	-	(0.04)	-

NON-GAAP DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS	$0.81	$0.88	$1.54	$1.43

OPERATING INCOME

GAAP OPERATING INCOME	$29,669	$31,844	$55,188	$51,863

RESTRUCTURING AND INTEGRATION EXPENSES	1,235	771	2,782	1,012
OTHER INCOME, NET	(314)	(297)	(630)	(559)

NON-GAAP OPERATING INCOME	$30,590	$32,318	$57,340	$52,316

MANAGEMENT BELIEVES THAT EARNINGS FROM CONTINUING OPERATIONS, DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS, AND OPERATING INCOME, EACH OF WHICH ARE NON-GAAP MEASUREMENTS AND ARE ADJUSTED FOR SPECIAL ITEMS, ARE MEANINGFUL TO INVESTORS BECAUSE THEY PROVIDE A VIEW OF THE COMPANY WITH RESPECT TO ONGOING OPERATING RESULTS. SPECIAL ITEMS REPRESENT SIGNIFICANT CHARGES OR CREDITS THAT ARE IMPORTANT TO AN UNDERSTANDING OF THE COMPANY'S OVERALL OPERATING RESULTS IN THE PERIODS PRESENTED. SUCH NON-GAAP MEASUREMENTS ARE NOT RECOGNIZED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND SHOULD NOT BE VIEWED AS AN ALTERNATIVE TO GAAP MEASURES OF PERFORMANCE.

STANDARD MOTOR PRODUCTS, INC.
Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2017	December 31, 2016
	(Unaudited)

ASSETS

CASH	$16,389	$19,796

ACCOUNTS RECEIVABLE, GROSS	193,642	139,055
ALLOWANCE FOR DOUBTFUL ACCOUNTS	5,883	4,425
ACCOUNTS RECEIVABLE, NET	187,759	134,630

INVENTORIES	340,886	312,477
OTHER CURRENT ASSETS	9,436	7,318

TOTAL CURRENT ASSETS	554,470	474,221

PROPERTY, PLANT AND EQUIPMENT, NET	81,973	78,499
GOODWILL	67,401	67,231
OTHER INTANGIBLES, NET	60,008	64,056
DEFERRED INCOME TAXES	50,407	51,127
OTHER ASSETS	36,174	33,563

TOTAL ASSETS	$850,433	$768,697

LIABILITIES AND STOCKHOLDERS' EQUITY

NOTES PAYABLE	$78,946	$54,812
CURRENT PORTION OF LONG TERM DEBT	46	43
ACCOUNTS PAYABLE	104,074	83,878
ACCRUED CUSTOMER RETURNS	45,779	40,176
OTHER CURRENT LIABILITIES	106,307	104,932

TOTAL CURRENT LIABILITIES	335,152	283,841

LONG-TERM DEBT	101	120
ACCRUED ASBESTOS LIABILITIES	29,383	31,328
OTHER LIABILITIES	13,573	12,380

TOTAL LIABILITIES	378,209	327,669

TOTAL STOCKHOLDERS' EQUITY	472,224	441,028

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$850,433	$768,697

STANDARD MOTOR PRODUCTS, INC.
Condensed Consolidated Statements of Cash Flows

(In thousands)

	SIX MONTHS ENDED JUNE 30,
	2017	2016
	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
NET EARNINGS	$33,498	$31,448
ADJUSTMENTS TO RECONCILE NET EARNINGS TO NET CASH
PROVIDED BY (USED IN) OPERATING ACTIVITIES:
DEPRECIATION AND AMORTIZATION	11,316	9,269
OTHER	7,498	8,085
CHANGE IN ASSETS AND LIABILITIES:
ACCOUNTS RECEIVABLE	(53,069)	(41,726)
INVENTORY	(27,048)	(20,819)
ACCOUNTS PAYABLE	17,475	18,989
OTHER	3,495	18,482
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(6,835)	23,728

CASH FLOWS FROM INVESTING ACTIVITIES
ACQUISITIONS OF AND INVESTMENTS IN BUSINESSES	-	(67,289)
CAPITAL EXPENDITURES	(8,843)	(10,134)
OTHER INVESTING ACTIVITIES	2	5
NET CASH USED IN INVESTING ACTIVITIES	(8,841)	(77,418)

CASH FLOWS FROM FINANCING ACTIVITIES
NET CHANGE IN DEBT	24,113	52,676
PURCHASE OF TREASURY STOCK	(5,176)	(377)
DIVIDENDS PAID	(8,674)	(7,705)
OTHER FINANCING ACTIVITIES	1,488	2,609
NET CASH PROVIDED BY FINANCING ACTIVITIES	11,751	47,203

EFFECT OF EXCHANGE RATE CHANGES ON CASH	518	82
NET DECREASE IN CASH AND CASH EQUIVALENTS	(3,407)	(6,405)
CASH AND CASH EQUIVALENTS at beginning of Period	19,796	18,800
CASH AND CASH EQUIVALENTS at end of Period	$16,389	$12,395